Exhibit 97.1

CROSSFIRST BANKSHARES, INC.

INCENTIVE COMPENSATION CLAWBACK POLICY

(Amended and Restated Effective October 2, 2023)

1. Purpose

The Compensation Committee of the Board of Directors of CrossFirst Bankshares, Inc. (the "Company") has adopted this incentive compensation clawback policy (the "Policy") which provides for the recoupment of certain incentive compensation from Covered Executives (as defined below) in the event of an (i) accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws or (ii) a Covered Executive engaging in any intentional misconduct which results in significant financial or reputational harm to the Company or any direct or indirect subsidiary.  This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), SEC Rule 10D-1 thereunder and Nasdaq Rule 5608. Each Covered Executive shall sign an acknowledgement or other agreement as determined by the Company pursuant to which such Covered Executive will agree to be bound by, and comply with, this Policy.

2.Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below.

"Accounting Restatement" means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, an out-of-period adjustment, in which an error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period, shall not constitute an Accounting Restatement.

"Board" means the board of directors of CrossFirst Bankshares, Inc..

"Clawback Eligible Incentive Compensation" means, (i) in connection with an Accounting Restatement and with respect to each individual who served as a Covered Executive at any time during the applicable performance period for such Incentive-based Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Covered Executive (A) on or after the Effective Date, (B) after beginning service as a Covered Executive, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (D) during the applicable Clawback Period, and (ii) with respect to any Covered Executive who engages or has engaged in any Intentional Misconduct, any Incentive-based Compensation paid, granted or awarded to, or received or earned by, or vested in favor of, such Covered Executive after the initial effective date of the original Incentive Compensation Clawback Policy adopted by the Company.

"Clawback Period" means with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.  For purposes of this Policy, a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year.

"Committee" means the Compensation Committee of the Board.

"Company Group" means the Company, together with each of its direct and indirect subsidiaries.

"Covered Executive" means (i) each individual who is or was an executive officer of the Company within the meaning of Nasdaq Rule 5608 and (ii) any other individual designated from time to time by the Board or the Committee as a "Covered Executive" for purposes of this Policy. Covered Executive for purposes of this Policy includes, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b). Subsequent changes in a Covered Executive's employment status, including demotion, retirement or termination of employment, do not affect the rights of any member of the Company Group to recover Erroneously Awarded Compensation pursuant to this Policy, and references to Covered Executive in the relevant provisions of this Policy include individuals who are then no longer serving as Covered Executives as applicable.

"Effective Date" has the meaning set forth in Section 10 of this Policy.

"Erroneously Awarded Compensation" means (i) with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid or (ii) the amount of Clawback Eligible Incentive Compensation the Committee determines that a Covered Executive became entitled to as a result of the Covered Executive's Intentional Misconduct or for which the Covered Executive's Intentional Misconduct was a significant contributing factor in the Covered Executive becoming entitled to the Clawback Eligible Incentive Compensation. By way of example, with respect to any compensation plans or programs that take into account or relate to Incentive-based Compensation, the amount of Erroneously Awarded Compensation subject to recovery under this Policy includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that amount.

"Financial Reporting Measure" means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measure that is derived wholly or in part from such measure. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company's financial statements or included in a filing with the SEC. Stock price and total shareholder return shall, for purposes of this Policy, each be considered a Financial Reporting Measure. Other examples of Financial Reporting Measures may include (without limitation) measures based on or derived from the following: revenue, operating revenue, net income, net operating income, pre-tax, pre-provision contribution margin, earnings before interest, taxes, depreciation, and amortization, earnings per share, any measures of returns such as return on average assets, return on average common equity or return on invested capital, or any liquidity measures such as working capital or operating cash flow.

"Incentive-based Compensation" means (i) with respect to an Accounting Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and (ii) with respect to any compensation that may be recouped or forfeited in the event of a Covered Executive's Intentional Misconduct, any compensation provided under the Company's annual or long-term incentive plan and any other contingent compensation that is paid, granted, awarded, received, earned, or vested from time to time.

"Intentional Misconduct" means any intentional theft, embezzlement, fraud, violation of law, gross dishonesty, or other gross misconduct that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company Group, which results in significant financial or reputational harm to any member of the Company Group.

"Nasdaq" means The Nasdaq Stock Market.

"Received" means actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.  For the avoidance of doubt, Incentive-based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition which is later satisfied. For the avoidance of doubt, this definition shall not apply to Incentive-based Compensation being recouped or forfeited as a result of Intentional Misconduct of a Covered Executive that does not involve an Accounting Restatement.

"Restatement Date" means the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

"SEC" means the U.S. Securities and Exchange Commission.

3.Recoupment of Erroneously Awarded Compensation

A.Accounting Restatement

(i) In the event of an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Covered

Executive with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

(ii) The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation under this Section 3.A. based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery, which methods of recovery need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of Nasdaq. To the extent that the Committee determines that any method of recovery (other than repayment by the Covered Executive in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form acceptable to the Committee) with the Covered Executive. If the Covered Executive fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Covered Executive will be required to repay the Erroneously Awarded Compensation in a lump sum in cash. For the avoidance of doubt, except as set forth in Section 3.A(v) below, in no event may the Company Group accept an amount under this Section 3.A. that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.

(iii) To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company Group when due under this Section 3.A., the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive, which may include without limitation, by way of example, the forfeiture of unvested Incentive-based Compensation, the forfeiture of unvested time-based equity or cash incentive compensation awards, the forfeiture of benefits under a nonqualified deferred compensation plan, withholding of dividends and the offset of all or a portion of the amount of the Erroneously Awarded Compensation against other compensation payable to the Covered Executive.

(iv) The applicable Covered Executive shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by members of the Company Group in recovering Erroneously Awarded Compensation in accordance with this Section 3.A.

(v) Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by this Section 3.A. if the Committee, or in the absence of the Committee a majority of the independent directors serving on the Board, determines that recovery would be impracticable and any of the applicable conditions set forth in Nasdaq Rule 5608 are met.

B.Intentional Misconduct

(i) In the event a Covered Executive has been involved in any Intentional Misconduct, the Committee may seek to recoup or have forfeited on behalf of any member of the Company Group any Erroneously Awarded Compensation paid, granted or awarded to, or received or earned by, or vested in favor of, any Covered Executive and in such event the members of the Company Group shall be entitled to reimbursement of all expenses reasonably incurred (including legal fees) by members of the Company Group in recovering Erroneously Awarded Compensation in accordance with this Section 3.B.

(ii) Under this Section 3.B, the Committee may require reimbursement or forfeiture of any Erroneously Awarded Compensation paid, granted or awarded to, or received or earned by, or vested in favor of, any Covered Executive during and after the period in which the Covered Executive's Intentional Misconduct occurred.

4.Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation under this Policy.  Methods the Committee may use, in addition to those described elsewhere herein, include, without limitation: (i) requiring reimbursement of cash Incentive Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the recouped amount from any compensation otherwise owed by any member of the Company Group to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.

5.No Indemnification

No member of the Company Group shall indemnify any Covered Executive (including for the avoidance of doubt any former Covered Executive) against (a) the loss of any Erroneously Awarded Compensation or (b) any claims relating to the enforcement by any member of the Company Group of its rights under this Policy. Further, the members of the Company Group are prohibited from paying or reimbursing any Covered Executive (including for the avoidance of doubt any former Covered Executive) for the cost of purchasing insurance to cover any such loss.  No member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the right of any member of the Company Group to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

6.Reporting and Disclosure.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.

7.Administration of Policy

This Policy shall be administered by the Committee, except to the extent Nasdaq Rule 5608 requires an action of the Board or the independent directors serving on the Board. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.  Notwithstanding the foregoing, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and Nasdaq (or any other national securities exchange or national securities association) on which the Company's securities are listed, including SEC Rule 10D-1 and Nasdaq Rule 5608 as applicable, and, to the extent this Policy is in any manner deemed inconsistent with such rules or standards, this Policy shall be treated as retroactively amended to be compliant with such rules or standards.  Any determination, decision, or interpretation made by the Committee under this Policy shall be final, binding and conclusive on all parties and all affected entities and individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Committee is authorized and directed to consult with other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such committee's responsibility and authority.  Subject to any limitation under applicable law or SEC or Nasdaq rules or standards, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

8.Amendment or Termination of Policy

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with SEC Rule 10D-1 and to comply with Nasdaq Rule 5608 (or any rules or standards adopted by a national securities exchange or national securities association on which the Company's securities are listed). The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

9.Other Recoupment Remedies; Company Group Claims

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an employee to agree to abide by the terms of this Policy to the extent applicable, and any employment agreement, equity award agreement, or any other agreement entered into with an employee of any member of the Company Group before, on or after the Effective Date may be unilaterally amended by any member of the Company Group to comply with this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to any member of the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy or provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to members of the Company Group. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the members of the Company Group or any of their respective affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

10.Effective Date

This amended and restated Policy shall be effective as of October 2, 2023 (the "Effective Date") and (i) in connection with any Accounting Restatement, shall apply to Incentive-based Compensation Received on or after such date, and (ii) with respect to any recoupment or forfeiture relating to Intentional Misconduct by any Covered Executive, shall apply to any Incentive-based Compensation paid, granted or awarded to, or received or earned by, or vested in favor of, any Covered Executive on or after the initial effective date of the original Incentive Compensation Clawback Policy adopted by the Company.

11.Administrator Indemnification

No member of the Board or any committee of the Board shall be personally liable for any action, determination or interpretation made with respect to this Policy to the fullest extent permitted under applicable law, and each shall be fully indemnified by the Company to the fullest extent permitted under applicable law and Company policy or applicable indemnification agreement with respect to any such action, determination or interpretation.  The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy or applicable indemnification agreement.

12.Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.Severability.

The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

14.Governing Law; Interpretation.

Except to the extent preempted by federal law, the laws of the State of Kansas, as amended from time to time, shall govern the construction and application of this Policy. Words used in the singular shall include the plural, as appropriate. The words "herein," "hereunder," and other similar compounds of the word "here" shall refer to this entire Policy, not to a particular section. Any mention of "Sections", unless stated specifically to the contrary, refers to a section in this Policy. All references to statutory sections or rules or standards of any governmental authority, national securities exchange or national securities association include the section, rule or standard so identified, as amended from time to time, or any other applicable statute, rule or standard of similar import and in the case of any statute, all applicable rule and regulations promulgated thereunder. The word "including" (in its various forms) means "including without limitation."

COVERED EXECUTIVE ACKNOWLEDGEMENT AND AGREEMENT

By signing this Acknowledgement and Agreement, and in consideration of the continued benefits to be received from CrossFirst Bankshares, Inc. or any of its direct or indirect subsidiaries (collectively, the “Company”) and the undersigned's right to participate in, and as a condition to the receipt of, incentive-based compensation from the Company, the undersigned hereby certifies and agrees that:

1.	The undersigned has received and carefully read the CrossFirst Bankshares, Inc. Incentive Compensation Clawback Policy, amended and restated effective October 2, 2023 (the “Policy”), as adopted by the Compensation Committee of the Board of Directors of the Company.
2.	The undersigned fully understands the Policy and that, as a Covered Executive under the Policy, certain of the undersigned's incentive compensation may be recouped or clawed back in the event of an (i) accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws or (ii) the undersigned engaging in any intentional misconduct which results in significant financial or reputational harm to the Company, in each case as provided in the Policy.
3.	The undersigned hereby agrees with the Company to be bound by and to comply with the Policy, as the same may be amended from time to time by the Company, and agrees that the terms of the Policy in effect from time to time shall supersede any conflicting obligations of the Company in any existing or future agreement, plan, program or arrangement or any existing or future governing document of the Company, including without limitation any compensatory or benefit plan or program, employment agreement, equity award agreement, severance obligation or charter or bylaw provision.

Signature:

Date:

EACH COVERED EXECUTIVE IS REQUIRED TO SIGN, DATE AND RETURN THIS ACKNOWLEDGEMENT TO THE OFFICE OF THE GENERAL COUNSEL.